EXHIBIT 10.1

Peoples Energy Corporation

Consider Recommendation of the Compensation-Nominating
Committee to Amend the Long-Term Incentive Compensation Plan

Mr. Livingston stated that the Committee recommends that the Company's Long-Term Incentive Compensation Plan ("LTIC Plan") be amended to (1) provide that, in the event of the retirement of an LTIC Plan recipient on or after attaining age 65 (or such earlier date as determined by the Committee), any and all options or stock appreciation rights (SARs), which are granted to a recipient under the LTIC Plan within one year of retirement, shall not be forfeited and (2) provide that the Committee shall have the discretion to accelerate the exercisability of any or all options or SARs granted under the LTIC Plan. A copy of the proposed amendments was provided to each director.

After discussion, upon motion duly made and seconded, the following resolutions were unanimously adopted:

RESOLVED, That, Section 7(e) of the Company's Long Term Incentive Compensation Plan ("LTIC Plan") be deleted and the following new text be inserted in lieu thereof:

(i) If a recipient retires prior to termination of such recipient's Option or SAR without having fully exercised such Option or SAR, such recipient shall have the right to exercise the Option or SAR during its term within such period as may be provided at the time of the grant, not to exceed three years after retirement, but only to the extent such Option or SAR was exercisable by the recipient immediately prior to such recipient's retirement, except as set forth in subparagraph 7(e)(ii) below.

(ii) Subject to paragraph 7(g) below, if a recipient retires on or after attaining age 65 (or such earlier date as determined by the Committee), such recipient shall have the right to exercise his or her Option or SAR granted within one year of retirement within the term of such Option or SAR as may be provided at the time of the grant, not to exceed three years after retirement.

and

RESOLVED FURTHER, That Section 7(g) of the LTIC Plan be deleted and the following new text be inserted in lieu thereof:

Subject to paragraphs 7(d), 7(e)(ii) and 7(j), no Option or SAR granted under this Plan shall be exercisable before the expiration of one year from the date of grant of such Option or SAR; provided, however, the Committee may, in its sole discretion, accelerate the exercisability of any or all Options or SARs granted under the Plan.

and

RESOLVED FURTHER, That the Secretary of this Company be, and he hereby is, directed to initial a copy of the proposed amendments presented to this Board and place them with the important papers of this meeting.

Dated as of:   May 22, 2002